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Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BreitBurn Energy Partners L.P. of our report dated August 10, 2007 relating to the Statement of Revenues and Direct Operating Expenses for the assets acquired as defined in the May 24, 2007 Amended and Restated Asset Purchase Agreement with Calumet Florida, L.L.C., a wholly owned subsidiary of Vulcan Resources Florida, Inc. which appears in the Current Report on Form 8-K/A of BreitBurn Energy Partners L.P. dated August 10, 2007. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, CA
January 7, 2008

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  Exhibit 23.5